N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate
space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen North Carolina Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		2,087,538	0.40		5,294,311	9.64
Class B		133,962		0.33		278,516		9.64
Class C		170,824		0.33		498,501		9.64
Class I		8,023,144	0.42		15,885,951	9.64